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In connection with the previously announced business combination (the “Business Combination”) between Sports Entertainment Acquisition Corp. (“SEAH”) and SGHC Limited (“Super Group”), SEAH and Super Group hosted an investor webcast presentation on April 26, 2021, and Reuters published an article regarding the potential Business Combination on April 24, 2021, and a follow-on article on April 25, 2021. Copies of the investor presentation transcript and the Reuters articles are being filed herewith as soliciting materials.

Super Group – SEAH Webcast
April 26, 2021

Corporate Speakers

•	John Collins; Sports Entertainment Acquisition Corp.; CEO
•	Eric Grubman; Sports Entertainment Acquisition Corp.; Chairman of the Board of the Directors and CFO
•	Neal Menashe; SGHC Limited; CEO
•	Richard Hasson; SGHC Limited; President and COO

PRESENTATION

Slide 1-5

Operator:  Good morning and welcome to the Investor Conference Call of SGHC Limited, or Super Group, and Sports Entertainment Acquisition Corp., or SEAH.

I would like to first remind everyone that this call may contain forward-looking statements including, but not limited to, Super Group and SEAH’s expectations or predictions on financial and business performance and conditions, expectations or assumptions in consummating the proposed transaction between Super Group and SEAH, including statements regarding the benefits of the transaction and growth of the combined business.

This includes, but is not limited to, statements regarding estimates and forecasts of financial and performance metrics, expectations in timing related to market entries and expansion, projections of market opportunity and growth, potential benefits of the transaction and the potential success of Super Group and SEAH.

I encourage you to read the press release issued today in Sports Entertainment Acquisition Corp.’s filings with the SEC, which include a copy of the investor presentation for a discussion of the risks that can affect the business combination and the business of the combined company after completion of the proposed business transaction.  SGHC Limited and Sports Entertainment Acquisition Corp. are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Slide 6

I will now turn the call over to Neal Menashe, Chief Executive Officer of Super Group; Richard Hasson, President and Chief Operating Officer of Super Group; Eric Grubman, Chairman of the Board of the Directors and Chief Financial Officer of SEAH; and John Collins, Chief Executive Officer of SEAH.

Slide 7

John Collins: When Eric and I met with our investors in September, we laid out a series of criteria that would guide us in any deal that we would do in the sports and entertainment sector.  Although there are many segments of the sports and entertainment industry that are high-growth, Eric and I always believe that the white-hot center of growth for the industry over the next decade is the i-Gaming and Online Sports Betting sector.

The $100 billion NFL rights agreements were a recent confirmation of this, and the quotes from one of the Fox negotiators were even more telling.  Fox Sports is evolving into a content and gaming brand.  I feel like we’re doing content that supports the gaming business and we’re doing deals in which wagering and media rights are intertwined.

One of the bets our investors made was that we would be able to source a proprietary deal, and we have.  Through a strong trusted relationship that Eric has with Daniel Burns who’s an adviser and banker to Super Group.

We think Super Group checks all the boxes for fit within our investment thesis.

Slide 8

Neal and Richard and the Super Group team have built a great company uniquely positioned in the gaming universe. They are a global business with worldwide reach and scale, licensed in more than 20 jurisdictions with real operational scale and 2.5 million monthly active customers. They have a dual offering with high-growth online sports book, Betway, coupled with the cash-generative Spin casino group.

They are born of digital DNA and their balance sheet is unincumbered by traditional brick and mortar. They have embraced data and technology along with 20 years of operating experience, with a real focus on customer acquisition and retention that turbocharges Super Group as they enter new markets. And lastly, they are highly profitable. Super Group will do $1.5 billion worth of Net Gaming Revenue and will generate $350 million of EBITDA in 2021.

Now I turn it over to Eric to review the proposed transaction.

Slide 9

Eric Grubman:  Thanks, John.  This transaction, as you’ll see in the picture, is fairly simple from a financial perspective.  First of all, it’s based on a $4.75 billion pre-money valuation.  Let me deal then with the cash sources and uses.

The sources of cash are $450 million in the SEAH trust account plus about $300 million of cash from the SG balance sheet.  The uses of cash at closing are $465 million to shareholders and about $200 million of cash remaining on the balance sheet.

I want to emphasize in addition to the simplicity, the major shareholders of Super Group are not selling any shares in this transaction.  Additionally, and we can get into the details later, there’s a fairly standard lock-up period post-closing, and the founders warrants are subject to significant modification and that they’re capped in value, and they’re subject to the cash redemption.

I’m now going to turn it over to Neal and Richard to talk about the company.

Slide 10

Neal Menashe:  I am Neal Menashe. I’ve been in the industry for over two decades.  As CEO of Super Group, I’m responsible for strategic direction and growth of the business. I come from an accountancy background, but over my years I’ve done almost every role in online gaming. I obsess about data, numbers, our customer experience and our employees, which is key to success of any fast-growing business.

Super Group is a holding company for leading global only sports betting and gaming businesses comprising two distinct offerings, Betway, flagship, single-brand premier online sports book; Spin, multi-brand online casino.  Our vision is to provide first-class entertainment to the worldwide betting and gaming community.

We have a worldwide focus, which aims to reach as many customers across the globe as is possible.  We do this by leading with our global online-only sports brand, Betway, and Spin, our multi-brand casino offering.

Data is key to our success.  We need to make the best possible decisions in real-time.  We are internally people-focused and externally customer-focused.  We need to be responsible both to our employees and to our customers, providing our customers with an engaging entertainment experience in a safe, secure, and responsible environment.

Slide 11

We had over $42 billion of wages over the last 12 months ended March 2021, and we are truly global.  We’re licensed in 22 jurisdictions across the world, which doesn’t even include the U.S.  We have feet on the ground in many of these countries.  We have teams of people who are in-charge of each region eating, breathing, sleeping these markets.

We are open 24 hours a day, seven days a week, in 26 languages and growing.  There’s a proven ability to enter profitability into markets in a very healthy pipeline of new countries to open.  Data is at the center of everything we do.  We have created proprietary data and analytics engines, which definitely sets us apart and helps drive retention and monetization.  This technology allows us to have return on acquisition spend, which we believe is industry-leading.

The businesses operate at scale.  Last month the group had over $2.5 million monthly excess customers in our systems across the globe.  With Betway, we have a very strategic approach to brand partnerships and sponsorships.

Betway brand partnerships currently is over 60 worldwide and growing.  We have a single online-only premium sports brand, which is synonymous with global betting.  With Betway, we are one of the few companies in the world with such a large global footprint, but just one single brand.  This means that every time we do have brand partnerships, may that be with the Chicago Bulls, the Golden State Warriors, English Premiere League West Ham, to name a few, we can amortize that spend across the globe.

They have chosen to partner with us because they lack the approach we are taking, and how we operate in fan engagement for them on a global basis.  That provides us with brand recognition in multiple countries spread across the globe.  It also enables us to start in the U.S., for example, already having a brand that has been seen.

To that end, we have recently acquired a business called Digital Gaming Corporation, DGC.  Subject to regulatory approval and customary closing conditions, DGC currently has market access to an initial 10 states using the Betway brand.  Richard will talk about this later.

Super Group intends to replicate the success that we see all over the world in the U.S.  Unusually for fast-growth companies like us, we are also profitable.  Last year, Super Group made over $250 million of EBITDA.  This year, we’re estimated to make over $350 million of EBITDA.  We have a strong financial position and are debt-free.

The businesses in our portfolio have been growing for a very long period of time by making money and reinvesting.  We have great operational leverage in the business with over 3,500 employees worldwide that live and breathe our business.  We have amazingly talent people.  They deliver the marketing, the technology, the fan engagement, the customer entertainment experience.  We’re also supported by a great shareholder base.

Slide 12

Let’s forget the phrase “online juggernaut.”  We are a really big business with two great offerings.  On the one side, we have our global Betway sportsbook, a unique asset that is fast-growing.  On the other side, which is perhaps unusual to having the same business is Spin, our multi-brand casino business producing predictable cash flow.  Together, this will allow us to create over $1.5 billion of net gaming revenue this year.

We believe in one global sports betting brand, Betway, being open for business in as many markets around the world as is possible, and followed with Spin, the online casino offering that has many different genres of casinos to appeal to its customer base.

You’ll see at the bottom of the page a number of key steps.  The steps I really want to focus on here is our average bet size, which for 2020 was under $2.  This shows the vastness of our customer base.

You may look at it and think it’s really low.  What that bet size says to me is that we are providing entertainment experience in a safe, secure and responsible way to our customers across the globe.

Slide 13

Richard Hasson:  Thanks, Neal.  Hi.  I’m Richard Hasson, President and COO of the Super Group.  Similar to Neal, I come from an accounting background and have also spent a few years in corporate finance.  I’ve been in the online gaming industry for more than 10 years.

What we have on this page, which you may call the “compulsory flywheel” is a graphical representation of the data analytics that sits at the heart of our business and then a part of the DNA.  Within the business, we look to bring new customers into the ecosystem at the most effective cost possible.  Then, we look to monetize those customers as best we can by giving them the best form of entertainment possible.  This is done using things like personalized offerings, engaging experiences, or even video feeds.

This, in turn, leads to very good retention rates and reduced churn, key metrics that we monitor on an ongoing basis, and all of this is underpinned by data.  Alongside this, is the extensive sponsorship and marketing that we do, which reinforces our messaging and contributes to both acquiring more customers and keeping them within the ecosystem.  So, a really genuine and fitting flywheel and one that is core to our business and part of our DNA.

Slide 14

As Neal mentioned earlier, Super Group is truly global.  We have an established global footprint and a diversified revenue stream.  We are active in many markets and successful in these markets, replicating our success as we continue to expand our footprint.

Combining all these markets, we generated over $42 billion in wages, or handovers as you may call it, and $1.1 billion in net gaming revenue in 2020.  We can only do that thanks to our very experienced team of around 3,500 people across 17 offices, providing our customers with leading entertainment in 26 different languages.

Today, the group holds licenses from 23 jurisdictions, and we have a very healthy pipeline of new market trends.  And you can see from the chart in the bottom right, we have a diversified revenue mix, and our aim is to diversify this even further as we continue to grow.

Slide 15

As mentioned earlier, we have two distinct parts of the business with a great mix of the fast-growth and profitable Betway sports betting offering, along with the multi-brand predictable cash-generative casino offering.  Here, you can see that the growth in the casino offering is solid and continuous.  It has a very healthy EBITDA margin and a cash conversion ratio of over 90%.

Slide 16

We couple our casino offerings with our high-growth sports betting offering.  You can see here that even in the COVID year with a huge number of events canceled over four months, we still manage to grow to over $330 million of gross gaming revenue for the year.  Sportsbook is very competitive.  It really continues to experience great growth.

Slide 17

The next thing we wanted to talk about is a few markets that we’ve launched in the last few years and how we have performed in these.  This will also touch on how we have indeed replicated our success.

Let’s take Case Study 1 where you will see we experienced some really strong growth in the 24 months from starting marketing.  This is due to various reasons, including our teams across the world understanding how each local market operates, understanding what our customers are seeking a new product, and spending time in new markets.  We have a global footprint with very localized offerings.

Slide 18

Here, Case Study 2 is a more mature and competitive market, and so we wouldn’t expect the metrics to be the same as the previous page.  However, what we do see here are still some very healthy metrics.

Slide 19

When it comes to technology, we are quite unique and that the businesses within Super Group make use of the old technology and third-party technology.  For example, in Africa, we use our own technology.  In other regions, we use third parties, including an agreement with one of the leading software providers for the exclusive provision of sportsbook.

What’s important to us is speed to market and having the most fit for purpose technology for each market.  What is non-negotiable for us is that regardless of the technology that we use, we have our own proprietary data analytic engine driving on top of that.  This technology allows us to have a perfect view of the customer and all their data at all times.  What it also enables us to do, from a marketing perspective, is to work out where we should be investing our money as we get this information in real-time.

This technology is also plugged into our accounting system.  From an accounts and reporting perspective, we’re tracking every customer and their movement on a transaction-by-transaction basis, and this is embedded into our accounting and reporting system.  This enables us to pull any report at any time, and also to create robust and reliable financial reports really quickly.

Slide 20

Turning a bit more into a technology stance on the slide, as I already mentioned, in Europe, we use a third-party sportsbook engine, an exclusive relationship with one of the leading providers on the provision of their sportsbook.  In addition to that, we have our own team of over 100 traders that cover all our sports events.  They are highly experienced and really do contribute to our differentiated products, be it by creating bespoke markets or their embracing of data, as they’re equipping us to cater to the needs of our customers.

In Africa, we operate slightly differently.  When we first entered the African market, the sportsbook platform we were licensing was not fit for purpose.  There are certain idiosyncrasies that are specific to that market, so we decided to build our own.

Slide 21

We are very customer-centric.  Our customers are at the heart of what we do.  We look to build long-term relationships with our customers and make use of data and analytics to keep customers engaged, constantly looking to improve the customer journey and experience.  Be it in giving customers a data-determine bonus or a more personalized experience, we are constantly using data to optimize our customers’ experience.  Of course, we also ensure that we keep customer data private and we take data security very seriously.

Slide 22

What we do is create a most personalized experience, and what we have here are some examples of that from one of our products.  On the far-left, we have the bet recommendation engine.  If we know that you are a Golden State Warriors fan, for example, or you like the English Premiere League, then we will provide a more tailored experience focused on those teams or franchises.

In the middle, you can see proprietary content.  This is a game that we created and work towards enhancing our customer experience and engagement.  And then most importantly, on the right-hand side, every bit of data feeds into ensuring that our customers are enjoying the entertainment experience in a safe, secure, and responsible environment.

Slide 23

Neal Menashe:  If you think about gaming companies or any digital business, there are a number of ways to bring customers in –search engine optimization, pay-per-click affiliates, TV advertising.  We do all of these incredibly well.  But where we think we excel is in our approach to worldwide sports partnerships and sponsorships.

Our brand partnerships are global in nature and across a vast number of sports, creating awareness and trust with the largest possible audience.  Our sponsorship is also local and targeted.  For example, we sponsor local teams in various countries across the globe, and the Betway branding is simple in messaging.

While many companies try to put a lot of information in their brand messaging, we stick to our single global sports betting brand, Betway.  And we believe in the resonance of the brand.

Just picking up on the bottom-left image, there’s an e-sports team with Betway being one of the first gaming businesses to sponsor the sport.  Betway continues to do e-sports sponsorships and are making great progress there.

The last one, on the bottom right, is personal in approach.  We know that sports are passion centers for most people.

Slide 24

Our first big sponsorship deal was with West Ham United in the English Premiere League.  And across the globe, our marketing team estimates that we have seen a great return on investment on this deal.

What the worldwide teams continue to do is build the Betway brand and improve the resonance of the brand in all markets.  And what this allowed us to do is to turbo charge our approach in these markets, and they open or regulate.  With the global footprint, we’re also able to amortize our marketing spend across many more markets, enabling us to take on more brand partnerships and sponsorships that perhaps others aren’t able to do.

Slide 25

In South Africa, we have a 95% brand awareness, best-in-class for the market.  Linking this back to earlier, this is due to being both global in nature, for example, the worldwide sponsorships and brand partnerships, and local in targeting with TV, pay-per-click, and local team.

In Brazil, we have done little to no marketing.  We have a 64% brand awareness, which is the second largest level of brand awareness of any betting or gaming company.  Language offering is key in all these markets.

Slide 26

Richard Hasson:  Moving on to some charts, what you’ll see here at first glance is that all the trend lines are going in the right direction.  We have experienced significant growth in net gaming revenue and in our customer base.

We mentioned scale previously.  In the month of March, we had more than 2.5 million customers place a bet with us.  While our revenues and capital base are growing, our EBITDA is also growing, and we generated around $160 million of EBITDA in the second half of the last year.  We are growing, and we are growing profitably.

Slide 27

In addition to being able to acquire new customers, we also have a very loyal customer mix, with 40% of the group’s 2020 growth gaming revenue having been generated by customers acquired before 2019.  For us, this is indicative that our customers are happy with the product, the service, the entertainment that we are providing.  We believe this is industry-leading and this retention allows us to take the much longer-term view from our customers.

Slide 28

Neal Menashe:  Building a fast-growth and profitable business is not easy but we’re doing it; we do it through data.  We are very focused on data.  Data is very much in our DNA.  It guarantees our accuracy, our uniformity, and our robustness.  This is all linked to our accounting system and all in real-time.

Having our proprietary data analytics engine, sitting on top of everything we do, which allow for businesses to make the right decision at the right time in the right market.  Not all markets are going to be equal at the same time, and we believe we must be active in a market to have any chance of success there.  Our data just helps make our critical decisions better and quicker.

Slide 29

Data is also key to ensure that our customers are enjoying our entertainment in a safe, secure, and responsible environment.  Globally, Super Group employs over 350 people in fraud, risk, compliance, and responsible gambling departments.  And along with them their systems, we ensure that we identify and protect any vulnerable or potentially vulnerable customers.

Slide 30

Richard Hasson:  You are all probably aware that the global online gaming market is growing, and this is due to various things: a worldwide trend towards legalization, increased mobile penetration, to name just two.

As you will see here, the global online gaming market is expected to be over $100 billion by 2025, and as a global business, Super Group is really well-positioned to capture this growth.  Our 2020 gross gaming revenues were just over $1.7 billion, so this is very exciting for us.  As a truly global business, there’s massive room for Super Group to grow and take full advantage of this more than $100 billion, and growing, opportunity.

Slide 31

The sports betting and gaming market is global, and as a global business, we are well-poised to take a portion of that $100 billion in every market in which we operate, replicating our success as we increase our global footprint.  We’re showing historically how we can successfully enter and scale into new markets.  We have shown a single-brand offerings for sports works and a multi-brand offering for casino works.  And that by having flexible technology, coupled with data analytics, also works.  Most importantly, how, when combining this all we are able to replicate success in new markets.

While the U.S., for example, is important to us, other parts of the world, are of course, important to us, too.  Here, we highlight as an example there’s two opportunities outside of the U.S., being Brazil and Australia.

Slide 32

As part of this transaction, we’ve also entered into a definitive agreement to acquire Digital Gaming Corporation, DGC, subject to regulatory approval and customary closing conditions.  As background, DGC has already secured market access in up to an initial 10 states in the U.S.  And they took their first Betway-branded bet in Colorado last month.  The U.S. partners for these market access vehicles includes some of the biggest and best in U.S. gaming, and all of these arrangements are long-term.

As mentioned before, our high brand awareness and key partnerships will be key to our U.S. success.  To date, we have secured brand partnerships with seven Tier 1 sports franchises, as well as the Miami Open.  Given the global footprint within the Super Group, they would have done these partnerships even if they weren’t going in the U.S.

We will apply our same thinking in the U.S. when it comes to technology, data, and analytics, which will enable us to profitably acquire customers and retain them.  We’re showing our ability to be successful in other markets and have confidence in our ability to replicate that success in the U.S. too.

Slide 33

The U.S., as highlighted here, is a significant opportunity, presenting us the potential to increase our EBITDA even further.  We have shown that we’re able to acquire customers profitably and make business decisions on a profitable basis.  In general, we will stick to everything we have learned over the past many years.  We will make decisions based on data.  We will continue growing and investing in the business.  And over time, we’re very confident that we will be able to achieve an EBITDA margin in the U.S. that is on par to what we see in the rest of the business today.  This won’t be achieved immediately, but over time it will be done for sure.

We will invest wherever we need to in order to make this happen.  We’ll capture market share, and in time, we will achieve a very healthy margin.

Slide 34

Onto some financial highlights, what we call our BAU, Business As Usual model, –it’s what we know it today.  On the left, we have the group net gaming revenue, which as you’ll see is roughly doubling between 2019 and 2022.  This year we forecasted the group will generate over $1.5 billion of net gaming revenue.

On the right-hand side, it’s EBITDA.  This year we’re expecting the group to generate over $350 million of EBITDA.  What you’ll see here is that as the revenues increase, the EBITDA margin increases, too.  This is indicative of the operating leverage within our business, where the additional revenue is dropping down at a higher margin in the bottom line.

Slide 35

Looking forward, we’re confident in our ability to continue growing and have various options available to us for this.  We can continue doing what we’re doing, continue expanding our ever-increasing global footprint and growing the business, or of course, there are also other growth opportunities on the M&A front, be it of say, other B2C operators or industry-relevant technology.

Slide 36

Neal Menashe: So to sum up how I see this slide, we have had incredible growth.  The businesses within Super Group do everything that you see here, and the team has done so for a very long time.  Enhance dataset in real-time, analytics linked to accounting systems, headed by global sports brand Betway, which is open for business in a vast number of regulated countries all over the world and growing.  This is followed by Spin, which comprises numerous tiny successful online casino brands.

The total addressable online gaming market is expected to be over $100 billion of gross gaming revenue by 2025 and growing, so Super Group has a long way to go.  The businesses have spent over $1.25 billion on marketing over the last five years alone, and the teams know how to deploy marketing dollars effectively.

We believe we have found the perfect partners in Eric and John.  Eric will be our Chairman, and John will be joining our board.  The next stage is super exciting.  Eric will now go over the company benchmarking.

Slide 37-38

Eric Grubman:  Thank you, Neal.  I’m going to just spend a couple of minutes on these final two slides because we’ve gone through some of this information or implied this information as it relates to Super Group earlier in the conversation.

From a financial perspective when we did our benchmarking, we looked at the companies that you see up here, and the population of companies is really to capture two different themes.  One is the larger and global company platforms and the other are the U.S.-specific, which are more online and highly focused on the U.S. markets, and perhaps to the exclusion of other markets.

On this page, I want to call your attention primarily to the EBITDA growth rate and the EBITDA margin.  You can see that regardless of the comparable set, the growth rate compares very favorably as does the margin.

Slide 39

And then turning to look on the actual multiples, if you look forward to 2022, where the company has continued to do strong profitability and its growth, with 11.1X of the 2022 EBITDA, again it compares very favorably to those other global companies that are producing cash flow and EBITDA.

And with that, we’re going to complete the prepared section of our remarks.

Operator:  This concludes today’s presentation.  Thank you for joining.

# # #

Additional Information and Where to Find It

This communication relates to a proposed transaction between Super Group and SEAH. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Super Group, the combined company or SEAH, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. Super Group (SGHC) Limited intends to file a registration statement on Form F-4 with the Securities and Exchange Commission (the “SEC”), which will include a document that serves as a prospectus and proxy statement of SEAH, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all SEAH shareholders. SEAH also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of SEAH are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by SEAH through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

SEAH and its directors and executive officers may be deemed to be participants in the solicitation of proxies from SEAH’s shareholders in connection with the proposed transaction. A list of the names of the directors and executive officers of SEAH and information regarding their interests in the business combination is set forth in SEAH’s registration statement on Form S-1 (Registration No. 333-248798) originally filed with the SEC on September 14, 2020. Additional information regarding the interests of such persons and other persons who may be deemed participants in the solicitation will be contained in the registration statement and the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Certain statements made in this communication are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such “forward-looking statements” with respect to the proposed transaction between Super Group and SEAH include statements regarding the benefits of the transaction and growth of the combined business.

These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, expectations and timing related to market entries and expansion, projections of market opportunity and growth, potential benefits of the transaction and the potential success of Super Group and SEAH. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the shareholders of Super Group or SEAH will not be obtained; (ii) the risk that the transaction may not be completed by SEAH’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SEAH; (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Business Combination Agreement by the shareholders of SEAH, the satisfaction of the minimum amount in the trust account following redemptions by SEAH’s public shareholders and the receipt of certain governmental and regulatory approvals; (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (vi) the effect of the announcement or pendency of the transaction on Super Group’s business relationships, operating results, and business generally; (vii) risks that the proposed transaction disrupts current plans and operations of Super Group and potential difficulties in employee retention as a result of the transaction; (viii) the outcome of any legal proceedings that may be instituted against Super Group, SEAH or the combined company related to the Business Combination Agreement or the proposed transaction; (ix) the ability to maintain the listing of SEAH’s securities on a national securities exchange; (x) the price of SEAH’s securities may be volatile due to a variety of factors, including changes in the competitive and regulated industries in which SEAH plans to operate or Super Group operates, variations in operating performance across competitors, changes in laws and regulations affecting SEAH’s or Super Group’s business, Super Group’s inability to implement its business plan or meet or exceed its financial projections and changes in the combined capital structure; (xi) changes in general economic conditions, including as a result of the COVID-19 pandemic; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (xiii) changes in domestic and foreign business, market, financial, political and legal conditions; (xiv) future global, regional or local economic and market conditions affecting the sports betting and gaming industry; (xv) changes in existing laws and regulations, or their interpretation or enforcement, or the regulatory climate with respect to the sports betting and gaming industry; (xvi) the ability of Super Group’s customers to deposit funds in order to participate in Super Group’s gaming products; (xvii) compliance with regulatory requirements in a particular regulated jurisdiction, or Super Group’s ability to successfully obtain a license or permit applied for in a particular regulated jurisdiction, or maintain, renew or expand existing licenses; (xviii) the technological solutions Super Group has in place to block customers in certain jurisdictions, including jurisdictions where Super Group’s business is illegal, or which are sanctioned by countries in which Super Group operates from accessing its offerings; (xix) Super Group’s ability to restrict and manage betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; (xx) the ability by Super Group’s key executives, certain employees or other individuals related to the business, including significant shareholders, to obtain the necessary licenses or comply with individual regulatory obligations in certain jurisdictions; (xxi) protection or enforcement of Super Group’s intellectual property rights, the confidentiality of its trade secrets and confidential information, or the costs involved in protecting or enforcing Super Group’s intellectual property rights and confidential information; (xxii) compliance with applicable data protection and privacy laws in Super Group’s collection, storage and use, including sharing and international transfers, of personal data; (xxiii) failures, errors, defects or disruptions in Super Group’s information technology and other systems and platforms; (xxiv) Super Group’s ability to develop new products, services, and solutions, bring them to market in a timely manner, and make enhancements to its platform and Super Group’s ability to maintain and grow its market share, including its ability to enter new markets and acquire and retain paying customers; (xxv) the success, including win or hold rates, of existing and future online betting and gaming products; (xxvi) competition within the broader entertainment industry; (xxvii) Super Group’s reliance on strategic relationships with land based casinos, sports teams, event planners, local licensing partners and advertisers; (xxviii) events or media coverage relating to, or the popularity of, online betting and gaming industry; (xxix) trading, liability management and pricing risk related to Super Group’s participation in the sports betting and gaming industry; (xxx) accessibility to the services of banks, credit card issuers and payment processing services providers due to the nature of Super Group’s business; (xxxi) the ability of stockholders to exercise redemption rights with respect to a large number of SEAH’s outstanding shares of common stock; (xxxii) the regulatory approvals related to Super Group’s contemplated acquisition of Digital Gaming Corporation (“DGC”) and the integration of the DGC business; (xxxiii) other risks and uncertainties indicated from time to time in the final prospectus of SEAH for its initial public offering and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in SEAH’s other filings with the SEC. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the registration statement on Form F-4 discussed above, the proxy statement/prospectus and other documents filed or that may be filed by SEAH from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Super Group and SEAH assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Super Group nor SEAH gives any assurance that either Super Group or SEAH, or the combined company, will achieve its expectations.

PRIIPs / Prospectus regulation /IMPORTANT – EEA AND UK RETAIL INVESTORS

The shares of SEAH and the shares to be issued by the combined company in the proposed transaction (collectively, the “Shares”) are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (this Regulation together with any implementing measures in any member state, the “Prospectus Regulation”). Consequently, no offer of securities to which this announcement relates, is made to any person in any Member State of the EEA which applies the Prospectus Regulation who are not qualified investors for the purposes of the Prospectus Regulation, is made in the EEA and no key information document required by Regulation (EU) No. 1286/2014 (as amended the “PRIIPs Regulation”) for offering or selling the Shares or otherwise making them available to retail investors in the EEA or in the United Kingdom will be prepared and therefore offering or selling the Shares or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

Exhibit 99.2

April 24, 2021 3:55 PM

Exclusive: Online bookmaker Betway parent nears $5.1 billion deal to go public -sources

By Joshua Franklin, Anirban Sen

3 Min Read

(Reuters) - Super Group, the parent company of online bookmaker Betway, is nearing a deal to go public through a merger with blank-check acquisition firm Sports Entertainment Acquisition Corp at a valuation of about $5.1 billion, people familiar with the matter said on Saturday.

The deal comes as Betway, which has its roots in Europe, expands in the United States. Betway has agreed to acquire Digital Gaming Corp, tapping the online sports betting and gaming market in 10 U.S. states, according to the sources.

Shareholders accounting for more than two-thirds of Super Group’s equity will maintain their stakes under the deal, the sources said. Sports Entertainment’s executive chairman, Eric Grubman, a former National Football League (NFL) executive, will become chairman of Super Group, and Sports Entertainment CEO John Collins, a former National Hockey League chief operating officer, will join Super Group’s board, the sources added.

The sources requested anonymity because the deal negotiations are confidential.

SPACs, such as Sports Entertainment, are shell companies that raise funds in an initial public offering with the aim of merging with a private company, which becomes public as result, providing an alternative to traditional IPOs.

SPAC dealmaking tailed off in recent weeks following a record start to 2021 after U.S. regulators changed the accounting requirements for them.

Betway’s platform enables betting on popular sporting events around the world, including Britain’s Premier League football tournament and the cricket tournament Indian Premier League. It has partnerships with U.S. basketball teams such as the Chicago Bulls, Golden State Warriors, Brooklyn Nets and Los Angeles Clippers, and English football teams such as West Ham United.

Betway earlier this year entered the U.S. betting market, which has been growing rapidly since a ban on sports betting was lifted in 2018.

Super Group also owns Spin, a multi-brand online casino offering. It counts the likes of former cricketer Kevin Pietersen and former jockey Katie Walsh among its ambassadors.

Sports Entertainment Acquisition completed its IPO in New York in October, raising $400 million. It is backed by Timothy Goodell, general counsel of U.S. oil producer Hess Corp and brother of NFL commissioner Roger Goodell, and an affiliate of investment bank PJT Partners Inc.

Reporting by Joshua Franklin in New York and Anirban Sen in Bengaluru; Editing by Leslie Adler

Our Standards: The Thomson Reuters Trust Principles.

April 25, 2021 10:26 AM EDT

Business

Online bookmaker Betway parent to go public in merger with acquisition firm
Joshua Franklin
4 minutes read

Super Group, the parent company of online bookmaker Betway, said on Sunday it has agreed to go public through a merger with blank-check acquisition firm Sports Entertainment Acquisition Corp (SEAH.N) at a valuation of around $5 billion.

The deal comes as Betway, which has its roots in Europe, expands in the United States. Betway also said it has agreed to acquire Digital Gaming Corp, tapping the online sports betting and gaming market in 10 U.S. states.

"The company (Super Group) is projecting EBITDA in excess of $350 million in 2021, with continuous growth that is very healthy thereafter," Sports Entertainment Chairman Eric Grubman said in an interview. "Those numbers are without the U.S., which is not likely to produce high profits in the next couple of years. The U.S. currently is more about the investment than profit, and is one of many opportunities the company has."

Reuters had reported on Saturday that Super Group and Sports Entertainment were nearing an a deal to merge. read more

The merger values Super Group at $4.75 billion, not accounting for funds it will receive from Sports Entertainment in the deal. Sports Entertainment currently has around $450 million in trust. Its shareholders can either roll over their shares into the combined company or redeem the stock and get their money back.

Upon closing of the deal, which is dependant on a vote by Sports Entertainment shareholders, the combined company's stock would trade under the symbol "SGHC" on the New York Stock Exchange.

Special purpose acquisition companies (SPACs) such as Sports Entertainment are shell companies that raise funds in an initial public offering with the aim of merging with a private company, which becomes public as result, providing an alternative to traditional IPOs.

SPAC dealmaking tailed off in recent weeks following a record start to 2021 as U.S. regulators changed the accounting requirements for them and investors have been less willing to bankroll mergers.

Betway's platform enables betting on popular sporting events around the world, including Britain's Premier League football tournament and the cricket tournament Indian Premier League.

"We have our own software and software from third parties, on which we overlay our data analytics engine. Data has been at the core of our DNA," Super Group Chief Executive Neal Menashe said. "It's all about return on investment, return on marketing spend, and engaging customers in an entertainment environment in a safe, secure and responsible way."

Super Group has partnerships with National Basketball Association teams such as the Chicago Bulls, Golden State Warriors, Brooklyn Nets and Los Angeles Clippers, and English football teams such as West Ham United.

Sports Entertainment Acquisition completed its IPO in New York in October. It is backed by Timothy Goodell, general counsel of U.S. oil producer Hess Corp and brother of NFL commissioner Roger Goodell, and an affiliate of investment bank PJT Partners Inc.

Our Standards: The Thomson Reuters Trust Principles.

Additional Information and Where to Find It

This communication relates to a proposed transaction between Super Group and SEAH. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Super Group, the combined company or SEAH, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. Super Group (SGHC) Limited intends to file a registration statement on Form F-4 with the Securities and Exchange Commission (the “SEC”), which will include a document that serves as a prospectus and proxy statement of SEAH, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all SEAH shareholders. SEAH also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of SEAH are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by SEAH through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

SEAH and its directors and executive officers may be deemed to be participants in the solicitation of proxies from SEAH’s shareholders in connection with the proposed transaction. A list of the names of the directors and executive officers of SEAH and information regarding their interests in the business combination is set forth in SEAH’s registration statement on Form S-1 (Registration No. 333-248798) originally filed with the SEC on September 14, 2020. Additional information regarding the interests of such persons and other persons who may be deemed participants in the solicitation will be contained in the registration statement and the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Certain statements made in this communication are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such “forward-looking statements” with respect to the proposed transaction between Super Group and SEAH include statements regarding the benefits of the transaction and growth of the combined business.

These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, expectations and timing related to market entries and expansion, projections of market opportunity and growth, potential benefits of the transaction and the potential success of Super Group and SEAH. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the shareholders of Super Group or SEAH will not be obtained; (ii) the risk that the transaction may not be completed by SEAH’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SEAH; (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Business Combination Agreement by the shareholders of SEAH, the satisfaction of the minimum amount in the trust account following redemptions by SEAH’s public shareholders and the receipt of certain governmental and regulatory approvals; (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (vi) the effect of the announcement or pendency of the transaction on Super Group’s business relationships, operating results, and business generally; (vii) risks that the proposed transaction disrupts current plans and operations of Super Group and potential difficulties in employee retention as a result of the transaction; (viii) the outcome of any legal proceedings that may be instituted against Super Group, SEAH or the combined company related to the Business Combination Agreement or the proposed transaction; (ix) the ability to maintain the listing of SEAH’s securities on a national securities exchange; (x) the price of SEAH’s securities may be volatile due to a variety of factors, including changes in the competitive and regulated industries in which SEAH plans to operate or Super Group operates, variations in operating performance across competitors, changes in laws and regulations affecting SEAH’s or Super Group’s business, Super Group’s inability to implement its business plan or meet or exceed its financial projections and changes in the combined capital structure; (xi) changes in general economic conditions, including as a result of the COVID-19 pandemic; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (xiii) changes in domestic and foreign business, market, financial, political and legal conditions; (xiv) future global, regional or local economic and market conditions affecting the sports betting and gaming industry; (xv) changes in existing laws and regulations, or their interpretation or enforcement, or the regulatory climate with respect to the sports betting and gaming industry; (xvi) the ability of Super Group’s customers to deposit funds in order to participate in Super Group’s gaming products; (xvii) compliance with regulatory requirements in a particular regulated jurisdiction, or Super Group’s ability to successfully obtain a license or permit applied for in a particular regulated jurisdiction, or maintain, renew or expand existing licenses; (xviii) the technological solutions Super Group has in place to block customers in certain jurisdictions, including jurisdictions where Super Group’s business is illegal, or which are sanctioned by countries in which Super Group operates from accessing its offerings; (xix) Super Group’s ability to restrict and manage betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; (xx) the ability by Super Group’s key executives, certain employees or other individuals related to the business, including significant shareholders, to obtain the necessary licenses or comply with individual regulatory obligations in certain jurisdictions; (xxi) protection or enforcement of Super Group’s intellectual property rights, the confidentiality of its trade secrets and confidential information, or the costs involved in protecting or enforcing Super Group’s intellectual property rights and confidential information; (xxii) compliance with applicable data protection and privacy laws in Super Group’s collection, storage and use, including sharing and international transfers, of personal data; (xxiii) failures, errors, defects or disruptions in Super Group’s information technology and other systems and platforms; (xxiv) Super Group’s ability to develop new products, services, and solutions, bring them to market in a timely manner, and make enhancements to its platform and Super Group’s ability to maintain and grow its market share, including its ability to enter new markets and acquire and retain paying customers; (xxv) the success, including win or hold rates, of existing and future online betting and gaming products; (xxvi) competition within the broader entertainment industry; (xxvii) Super Group’s reliance on strategic relationships with land based casinos, sports teams, event planners, local licensing partners and advertisers; (xxviii) events or media coverage relating to, or the popularity of, online betting and gaming industry; (xxix) trading, liability management and pricing risk related to Super Group’s participation in the sports betting and gaming industry; (xxx) accessibility to the services of banks, credit card issuers and payment processing services providers due to the nature of Super Group’s business; (xxxi) the ability of stockholders to exercise redemption rights with respect to a large number of SEAH’s outstanding shares of common stock; (xxxii) the regulatory approvals related to Super Group’s contemplated acquisition of Digital Gaming Corporation (“DGC”) and the integration of the DGC business; (xxxiii) other risks and uncertainties indicated from time to time in the final prospectus of SEAH for its initial public offering and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in SEAH’s other filings with the SEC. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the registration statement on Form F-4 discussed above, the proxy statement/prospectus and other documents filed or that may be filed by SEAH from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Super Group and SEAH assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Super Group nor SEAH gives any assurance that either Super Group or SEAH, or the combined company, will achieve its expectations.

PRIIPs / Prospectus regulation /IMPORTANT – EEA AND UK RETAIL INVESTORS

The shares of SEAH and the shares to be issued by the combined company in the proposed transaction (collectively, the “Shares”) are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (this Regulation together with any implementing measures in any member state, the “Prospectus Regulation”). Consequently, no offer of securities to which this announcement relates, is made to any person in any Member State of the EEA which applies the Prospectus Regulation who are not qualified investors for the purposes of the Prospectus Regulation, is made in the EEA and no key information document required by Regulation (EU) No. 1286/2014 (as amended the “PRIIPs Regulation”) for offering or selling the Shares or otherwise making them available to retail investors in the EEA or in the United Kingdom will be prepared and therefore offering or selling the Shares or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.